Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-162211, 333-65581 and 002-82253 on Forms S-3 and Registration Statement Nos. 333-60370, 333-60376, 333-60378, 333-60384, 333-38743, 333-38763, 333-28385, 333-28381, 333-77011, 333-143088, 333-143089 and 333-159160 on Forms S-8 of Cincinnati Bell Inc. and subsidiaries (the Company) of our report dated May 20, 2010, on our audit of the financial statements of Cyrus Networks, LLC as of and for the year ended December 31, 2009, appearing in Item 9.01 of this current report on Form 8-K of the Company.

/s/ BKD, LLP
Houston, Texas
June 11, 2010